Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Fourth Quarter Fiscal 2019 Results

•Q4'19 revenue of $725.7 million increased 6% as-reported, or 8% in constant currency, from Q4'18.
•Full-year 2019 revenue of $2,518.0 million increased 2% as-reported, or 5% in constant currency, from the prior year.
•Closed the acquisition of biologics gene therapy CDMO Paragon Bioservices, Inc.
•Announced an agreement to purchase Bristol-Myers Squibb’s oral solid, biologics, and sterile product manufacturing and packaging facility in Anagni, Italy.
•Significantly expanded the capacity of our global spray drying operations through an agreement with Sanofi Active Ingredient Solutions.
•FY'20 financial guidance range reflects revenue growth of 10% to 14%, and adjusted EBITDA growth of 17% to 22%.

Somerset, N.J. - August 27, 2019 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the fourth quarter of fiscal year 2019, which ended June 30, 2019. As a reminder, ASC 606, the new revenue accounting standard, applies to our fiscal 2019 results, and the prior standard applies to fiscal 2018.

Fourth quarter 2019 revenue of $725.7 million increased 6% as reported, or 8% in constant currency, from the $685.3 million reported in the fourth quarter a year ago, primarily driven by the impact of the Paragon Bioservices acquisition within the Biologics and Specialty Drug Delivery segment, and the impact of the Juniper Pharmaceuticals acquisition within the Oral Drug Delivery segment; partially offset by a reduction in revenue from comparator sourcing arrangements, due to the ASC 606 changes, by which we now record such revenue on a net versus the former gross basis. Excluding the impact of the change in comparator sourcing revenue accounting and the impact of

Paragon and Juniper, revenue increased 4% in constant currency driven by organic growth within our Softgel Technologies, Oral Drug Delivery, and Biologics and Specialty Drug Delivery segments. For fiscal 2019, revenue was $2,518.0 million and increased 2% as reported and 5% in constant currency, compared to $2,463.4 million in the prior-year period. The fiscal 2019 revenue growth was driven by the Catalent Indiana (formerly Cook Pharmica), Juniper, and Paragon acquisitions, along with favorable end-customer demand for our biologics drug product offerings, offset by the comparator sourcing accounting change. Excluding these acquisitions and the accounting change, fiscal 2019 revenue increased 2% in constant currency.

Fourth quarter 2019 net earnings were $71.1 million, or $0.44 per diluted share, compared to net earnings of $82.7 million, or $0.61 per diluted share, in the fourth quarter a year ago. For fiscal 2019, net earnings were $137.4 million, or $0.90 per diluted share, compared to net earnings of $83.6 million, or $0.63 per diluted share, in the prior year.

Fourth quarter 2019 EBITDA from operations of $165.4 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, decreased $6.6 million from $172.0 million in the fourth quarter a year ago. Fourth quarter 2019 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $199.4 million, or 27.5% of revenue, compared to $181.5 million, or 26.5% of revenue, in the fourth quarter a year ago. This represents an increase of 10% as reported, and an increase of 11% on a constant-currency basis.

Fourth quarter 2019 Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $102.9 million, or $0.70 per diluted share, compared to Adjusted Net Income of $90.0 million, or $0.67 per diluted share, in the fourth quarter a year ago.

“Our financial performance for the fourth quarter was in line with our expectations and caps a year of significant achievement for Catalent, putting us in an excellent position as we head into fiscal 2020, where our guidance reflects organic revenue and adjusted EBITDA growth rates aligned with our recently increased long-term outlook,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “We are excited by our May 2019 acquisition of viral vector developer and manufacturer Paragon Bioservices, which has already begun to accelerate Catalent’s financial growth, as well as our agreement to purchase Bristol-Myers Squibb's oral solid and biologics manufacturing and packaging facilities in Anagni, Italy. We believe these transactions will create substantial value for our customers, patients, and shareholders.”

Fourth Quarter 2019 Segment Highlights

Revenue Highlights

Revenue from the Softgel Technologies segment was $244.7 million for the fourth quarter of fiscal 2019, an increase of 2% as reported, or 5% in constant currency, compared to the fourth quarter a year ago. The constant-currency increase was primarily driven by increased volume for prescription and consumer health products across the globe, partly related to an improvement in ibuprofen active pharmaceutical ingredient supply.

Revenue from the Biologics and Specialty Drug Delivery segment was $231.1 million for the fourth quarter of fiscal 2019, an increase of 18% as reported, or 19% in constant currency, over the fourth quarter a year ago. The constant-currency growth was primarily driven by the Paragon acquisition, which closed in May 2019 and contributed 15 percentage points to the segment's revenue in constant currency. Excluding the impact of Paragon, segment revenue increased 4% due to favorable end-customer demand for our US-based biologics drug product and drug substance offerings, partially offset by timing-related declines in our European specialty drug product offering and the completion of a limited-duration customer contract for non-cell line clinical manufacturing services in our U.S. drug substance platform.

Revenue from the Oral Drug Delivery segment was $174.1 million for the fourth quarter of fiscal 2019, an increase of 13% as reported, or 16% in constant currency, over the fourth quarter a year ago. The constant-currency increase was primarily driven by the Juniper acquisition, which closed in August 2018, and contributed 10 percentage points to the segment's revenue in constant currency. Excluding the impact of Juniper, segment revenue increased 6% due to increased end-market demand for our U.S. commercial oral delivery solutions platform and increased revenue from our analytical and development services business.

Revenue from the Clinical Supply Services segment was $85.1 million for the fourth quarter of fiscal 2019, a decrease of 21% as reported or 19% in constant currency, over the fourth quarter a year ago. The constant-currency decline primarily resulted from the comparator sourcing ASC 606 change, which decreased fourth quarter revenue by 16 percentage points on a constant-currency basis. Excluding the ASC 606 impact, revenue decreased 3%, driven by decreased volume related to our manufacturing and packaging services offering.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA (see the non-GAAP discussion below) was $65.3 million in the fourth quarter of fiscal 2019, an increase of 11% as reported, or 14% in constant currency, versus the fourth quarter a year ago. The increase was primarily driven by increased volume and favorable product mix for prescription and consumer health products in North America and Europe, partly related to an improvement in ibuprofen active pharmaceutical ingredient supply.
Biologics and Specialty Drug Delivery segment EBITDA in the fourth quarter of fiscal 2019 was $61.3 million, an increase of 1% as reported, or 2% in constant currency. The constant-currency growth was driven by the May 2019 Paragon acquisition, which contributed 17 percentage points to segment EBITDA in constant currency. Excluding the impact of Paragon, segment EBITDA decreased 12%, driven by timing-related declines in our European specialty drug product offering, unfavorable product mix within our respiratory and ophthalmic drug delivery platforms, and the completion of a limited-duration customer contract for non-cell line clinical manufacturing services in our U.S. drug substance platform, partially offset by favorable end-customer demand for our U.S.-based biologics drug product business.

Oral Drug Delivery segment EBITDA in the fourth quarter of fiscal 2019 was $63.6 million, an increase of 27% as reported, or 30% in constant currency, partially driven by the August 2018 Juniper acquisition, which contributed 13 percentage points to the constant-currency growth. Excluding Juniper, segment EBITDA increased 17%, driven by increased end-market demand and favorable product mix for our commercial oral delivery solutions platform and analytical and development services business.

Clinical Supply Services segment EBITDA in the fourth quarter of fiscal 2019 was $22.9 million, an increase of 6% as reported, or 10% in constant currency. The increase was primarily attributable to favorable product mix across the segment's manufacturing and packaging service offering and improved capacity utilization across the network.

Fiscal 2019 Segment Highlights

Revenue Highlights

Revenue from the Softgel Technologies segment was $872.1 million for our fiscal year 2019, a decrease of 5% as reported, or 1% in constant currency, compared to a year ago. The constant-currency decrease was driven by the divestiture of two Asia Pacific softgel facilities. Excluding the divestitures, segment revenue was in-line with the prior year, as volume increases for our consumer health portfolio in Europe were offset by generic price competition within our prescription business in North America, and declines resulting from a shortage in our ibuprofen active pharmaceutical ingredient supply during the first nine months of the fiscal year.

Revenue from the Biologics and Specialty Drug Delivery segment was $742.1 million for fiscal 2019, an increase of 23% as reported, or 24% in constant currency, compared to a year ago. The constant-currency growth was primarily driven by the acquisition of Catalent Indiana, which closed in October 2018 and contributed 12 percentage points to the segment's revenue growth; as well as Paragon, which closed in May 2019 and contributed 5 percentage points to the segment's revenue in constant currency. Excluding the impact of the two acquisitions, segment revenue increased 7% due to favorable end-customer demand for our biologics drug product offerings, slightly offset by the completion of the limited duration customer contract.

Revenue from the Oral Drug Delivery segment was $619.9 million for fiscal 2019, an increase of 8% as reported, or 10% in constant currency, compared to a year ago. The constant-currency increase was primarily driven by the August 2018 Juniper acquisition, which contributed 10 percentage points to the segment's revenue in constant currency. Excluding the impact of Juniper, segment revenue was in-line with the prior year as decreased end-market demand for a product within our U.S.-based commercial oral delivery solutions platform was offset by an increase related to the intake of new molecules within our development and analytical services platform, the completion of a commercially ready process for a product within our oral delivery solutions platform, and the favorable impact from licensing revenue recorded during the third quarter.

Fiscal 2019 revenue from the Clinical Supply Services segment was $321.4 million, a decrease of 25% as reported or 24% in constant currency, compared to a year ago. The constant-currency decline primarily resulted from the ASC 606 change, which decreased revenue by 25 percentage points on a constant-currency basis. Excluding the ASC 606 impact, revenue increased 1%, primarily driven by increased storage, distribution, manufacturing, and packaging volumes.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA (see the non-GAAP discussion below) was $191.2 million in our fiscal year 2019, a decrease of 3% as reported, but an increase of 1% in constant currency, versus a year ago. The increase was primarily related to increased volume in the European consumer health portfolio, offset by a shortage in our supply of ibuprofen active pharmaceutical ingredient during the first 9 months of the fiscal year.
Fiscal 2019 Biologics and Specialty Drug Delivery segment EBITDA was $180.4 million, an increase of 23% as reported, or 24% in constant currency. The constant-currency growth was driven by the October 2018 Catalent Indiana acquisition, which contributed 17 percentage points to segment EBITDA growth, as well as the May 2019 Paragon acquisition, which contributed 7 percentage points to segment EBITDA in constant currency. Excluding the two acquisitions, segment EBITDA was in-line with the prior year primarily due to strong U.S biologics drug product and drug-substance end-market demand, offset by the completion of the limited duration customer contract, as well as unfavorable product mix in our European specialty drug product platform.

Oral Drug Delivery segment EBITDA in fiscal 2019 was $186.7 million, an increase of 8% as reported, or 10% in constant currency, driven by the August 2018 Juniper acquisition, which contributed 15 percentage points to the constant currency growth. Excluding Juniper, segment EBITDA decreased 5%, primarily driven by decreased end-market demand for a product within our U.S.-based commercial oral delivery solutions platform, partially offset by an increase in volume related to the intake of new molecules within our development and analytical services platform, the completion of a commercially ready process for a product within our U.S.-based oral delivery solutions platform, and a favorable impact from licensing profit recorded during the third quarter.

Fiscal 2019 Clinical Supply Services segment EBITDA was $84.4 million, an increase of 11% as reported, or 14% in constant currency. The increase was primarily attributable to a favorable shift within the storage and distribution business, increased growth in project management revenue, and improved capacity utilization across the network based on prior strategic investments.

As noted in the tables later in this release reconciling net earnings/(loss), a GAAP measure, to the non-GAAP measures Adjusted EBITDA and Adjusted Net Income, we have removed an adjustment of $15.1 million previously made solely in the first quarter of fiscal 2019. The adjustment related principally to a payment by a customer that was fixed and determinable in the first quarter, following termination of a contract with us, and that, due to the Company’s adoption of ASC 606 as of July 1, 2018 using the modified retrospective method, was not reflected in GAAP revenue in that quarter and instead was part of a transitional adjustment to retained earnings recorded as of the opening of the quarter. Removal of that adjustment reduced Adjusted EBITDA in the first quarter of fiscal 2019 by $15.1 million, to $99.9 million, resulting in full-year Adjusted EBITDA for fiscal 2019 of $599.6 million.

Additional Financial Highlights

Fourth quarter 2019 gross margin of 35.3% increased 120 basis points as-reported, from 34.1% in the fourth quarter a year ago. The increase was primarily attributable to the ASC 606 comparator sourcing change within our Clinical Supply Services segment. Favorable mix within our Softgel Technologies, Oral Drug Delivery, and Clinical Supply Services segments also contributed to the fourth quarter gross margin expansion.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $366 million as of June 30, 2019, a 6% increase compared to the third quarter of fiscal 2019. The segment recorded net new business wins of $94 million during the fourth quarter, which is a decrease of 6% compared to the net new business wins recorded in the same period of prior year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x. The backlog, net new business wins, and book-to-bill ratio are presented on the basis of ASC 606 revenue recognition.

Balance Sheet and Liquidity

As of June 30, 2019, Catalent had $3.0 billion in total debt, and $2.6 billion in total debt net of cash and short-term investments, which is above the total debt and net debt as of March 31, 2019 as a result of the new debt issued to fund the Paragon Bioservices acquisition. Catalent’s total net leverage ratio as of June 30, 2019 was 4.4x. On a pro forma basis for the Paragon acquisition, Catalent’s total net leverage ratio as of June 30, 2019 would have been 4.2x; a sequential improvement compared to the pro forma total net leverage ratio of 4.5x as of the time of the announcement of the Paragon acquisition.

Fiscal Year 2020 Outlook

For fiscal 2020, the Company expects revenue in the range of $2.78 billion to $2.88 billion. Catalent expects Adjusted EBITDA in the range of $700 million to $730 million and Adjusted Net Income in the range of $300 million to $330 million. The Company expects a fully diluted share count in the range of 159 million to 160 million shares on a weighted-average basis, counting the Leonard Green Partners preferred shares as-if converted.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

Upcoming Conference Presentation

The Company is announcing that John Chiminski, Chair and CEO, and Wetteny Joseph, Senior Vice President & CFO, will present at the Morgan Stanley 17th Annual Global Healthcare Conference at 8:45 a.m. ET on Monday, September 9, in New York, NY. A live webcast of the presentations will be accessible through the Company’s website at http://investor.catalent.com and will be available for replay following the event.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs nearly 12,300 people, including approximately 2,400 scientists, at more than 35 facilities across five continents and in fiscal 2019 generated over $2.5 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share. Adjusted Net Income/(Loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(Loss) as net earnings/(loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. The Company believes that Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from operations and Adjusted EBITDA is earnings/(loss) from operations. The most directly comparable GAAP measure to Adjusted Net Income/(Loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from operations to EBITDA from operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s pending exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions, including the pending acquisition of the Anagni facility, and other transactions that may complement or expand the Company’s business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at our existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest-rate risk to the extent of the Company’s variable-rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed August 27, 2019. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Net revenue	$725.7	$685.3	$(17.0)	$57.4	8%
Cost of sales	469.2	451.9	(12.3)	29.6	7%
Gross margin	256.5	233.4	(4.7)	27.8	12%
Selling, general and administrative expenses	143.4	124.9	(1.3)	19.8	16%
Impairment charges and (gain)/loss on sale of assets	2.4	4.3	(0.1)	(1.8)	(42)%
Restructuring and other	1.2	7.5	—	(6.3)	(84)%
Operating earnings	109.5	96.7	(3.3)	16.1	17%
Interest expense, net	30.9	30.0	(0.2)	1.1	4%
Other expense/(income), net	(1.2)	(22.7)	(0.4)	21.9	(96)%
Earnings from operations before income taxes	79.8	89.4	(2.7)	(6.9)	(8)%
Income tax expense	8.7	6.7	(1.0)	3.0	45%
Net earnings	$71.1	$82.7	$(1.8)	$(9.8)	(12)%

Weighted average shares outstanding	145.3	133.2
Weighted average diluted shares outstanding	147.2	135.1

Earnings per share:
Basic
Net earnings	$0.45	$0.62
Diluted
Net earnings	$0.44	$0.61
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Softgel Technologies
Net revenue	$244.7	$241.0	$(9.3)	$13.0	5%
Segment EBITDA	$65.3	$59.0	$(1.9)	$8.2	14%
Biologics and Specialty Drug Delivery
Net revenue	231.1	195.5	(1.8)	37.4	19%
Segment EBITDA	61.3	60.4	(0.1)	1.0	2%
Oral Drug Delivery
Net revenue	174.1	153.7	(4.1)	24.5	16%
Segment EBITDA	63.6	50.0	(1.6)	15.2	30%
Clinical Supply Services
Net revenue	85.1	107.6	(2.3)	(20.2)	(19)%
Segment EBITDA	22.9	21.7	(0.9)	2.1	10%
Inter-segment revenue elimination	(9.3)	(12.5)	0.5	2.7	22%
Unallocated costs	(47.7)	(19.1)	0.6	(29.2)	(153)%
Combined totals
Net revenue	$725.7	$685.3	$(17.0)	$57.4	8%

EBITDA from operations	$165.4	$172.0	$(3.9)	$(2.7)	(2)%

Refer to the Company's description of non-GAAP measures including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Twelve Months Ended June 30,		FX impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Net revenue	$2,518.0	$2,463.4	$(57.0)	$111.6	5%
Cost of sales	1,712.9	1,710.8	(41.1)	43.2	3%
Gross margin	805.1	752.6	(15.9)	68.4	9%
Selling, general and administrative expenses	512.0	464.8	(5.1)	52.3	11%
Impairment charges and (gain)/loss on sale of assets	5.1	8.7	(0.1)	(3.5)	(40)%
Restructuring and other	14.1	10.2	(0.4)	4.3	42%
Operating earnings	273.9	268.9	(10.3)	15.3	6%
Interest expense, net	110.9	111.4	(0.7)	0.2	*
Other (income)/expense, net	2.7	5.5	(2.9)	0.1	2%
Earnings from operations before income taxes	160.3	152.0	(6.7)	15.0	10%
Income tax expense	22.9	68.4	(1.4)	(44.1)	(64)%
Net earnings	$137.4	$83.6	$(5.4)	$59.2	71%

Weighted average shares outstanding	144.2	131.2
Weighted average diluted shares outstanding	146.0	133.2

Earnings per share:
Basic
Net earnings	$0.92	$0.64
Diluted
Net earnings	$0.90	$0.63
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Twelve Months Ended June 30,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Softgel Technologies
Net revenue	$872.1	$917.3	$(34.9)	$(10.3)	(1)%
Segment EBITDA	191.2	196.4	(7.3)	2.1	1%
Biologics and Specialty Drug Delivery
Net revenue	742.1	601.9	(6.5)	146.7	24%
Segment EBITDA	180.4	146.8	(1.4)	35.0	24%
Oral Drug Delivery
Net revenue	619.9	573.9	(10.7)	56.7	10%
Segment EBITDA	186.7	172.9	(3.7)	17.5	10%
Clinical Supply Services
Net revenue	321.4	430.4	(6.3)	(102.7)	(24)%
Segment EBITDA	84.4	76.2	(2.7)	10.9	14%
Inter-segment revenue elimination	(37.5)	(60.1)	1.4	21.2	35%
Unallocated Costs	(142.9)	(138.8)	4.3	(8.4)	(6)%
Combined totals
Net revenue	$2,518.0	$2,463.4	$(57.0)	$111.6	5%

EBITDA from operations	$499.8	$453.5	$(10.8)	$57.1	13%

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to EBITDA from Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Net earnings/(loss)	$(21.9)	$19.0	$82.7	$(14.4)	$49.0	$31.7	$71.1
Interest expense, net	27.2	29.9	30.0	28.1	25.5	26.4	30.9
Income tax expense	49.9	13.7	6.7	1.0	2.3	10.9	8.7
Depreciation and amortization	46.8	51.7	52.6	52.9	54.6	66.4	54.7
EBITDA from operations	102.0	114.3	172.0	67.6	131.4	135.4	165.4
Equity compensation	8.5	5.6	6.1	10.0	7.5	6.6	9.2
Impairment charges and (gain)/loss on sale of assets	4.2	0.2	4.3	2.9	(0.1)	(0.1)	2.4
Financing-related expenses and other	11.8	—	—	4.2	—	—	11.7
U.S. GAAP restructuring and other	0.1	1.4	7.5	9.7	0.1	3.1	1.2
Acquisition, integration, and other special items	11.8	9.1	12.2	3.6	5.6	13.1	21.3
Foreign exchange loss/(gain) (included in other, net) (1)	0.6	8.4	(20.5)	2.0	1.0	(3.7)	1.2
Other adjustments	0.3	—	(0.1)	(0.1)	0.5	(0.1)	(13.0)
Adjusted EBITDA (2)	$139.3	$139.0	$181.5	$99.9	$146.0	$154.3	$199.4
FX impact (unfavorable)							(2.2)
Adjusted EBITDA at constant currency							$201.6

	Twelve months ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Net earnings/(loss)	$65.4	$136.3	$149.0	$136.3
EBITDA from operations	455.9	485.3	506.4	499.8
Adjustments	103.8	81.1	75.3	99.8
Adjusted EBITDA (2)	$559.7	$566.4	$581.7	$599.6
* Refer to the Company's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.
(1) Foreign exchange loss of $0.5 million for the twelve months ended June 30, 2019 includes: (a) $5.4 million of unrealized losses related to foreign trade receivables and payables, (b) $3.4 million of unrealized losses on the unhedged portion of the euro-denominated debt, and (c) $17.9 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $21.5 million. Inter-company loans are between our subsidiaries and do not reflect the ongoing results of our trade operations.
Foreign exchange gain of $5.0 million for the twelve months ended June 30, 2018 includes: (a) $2.9 million of unrealized gains related to foreign trade receivables and payables, (b) $11.9 million of unrealized losses on the unhedged portion of the euro-denominated debt, and (c) $10.7 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $24.7 million. Inter-company loans are between our subsidiaries and do not reflect the ongoing results of our trade operations.
(2) In its earnings releases for the quarters ended September 30, 2018, December 31, 2018, and March 31, 2019, the Company included an adjustment in the three months ended September 30, 2018 relating to a cumulative effect of change in accounting for ASC 606. The Company is no longer making this adjustment in its presentation of Adjusted EBITDA.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(In millions, except per share data)

	Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Net earnings / (loss)	$(21.9)	$19.0	$82.7	$(14.4)	$49.0	$31.7	$71.1
Amortization (1)	16.1	17.6	17.5	18.2	19.5	31.4	19.1
Stock-based compensation	8.5	5.6	6.1	10.0	7.5	6.6	9.2
Impairment charges and (gain)/loss on sale of assets	4.2	0.2	4.3	2.9	(0.1)	(0.1)	2.4
Financing-related expenses	11.8	—	—	4.2	—	—	11.7
U.S. GAAP restructuring and other	0.1	1.4	7.5	9.7	0.1	3.1	1.2
Acquisition, integration, and other special items	11.8	9.1	12.2	3.6	5.6	13.1	21.3
Foreign exchange loss/(gain) (included in other, net) (2)	0.6	8.4	(20.5)	2.0	1.0	(3.7)	1.2
Other adjustments	0.3	—	(0.1)	(0.1)	0.5	(0.1)	(13.0)
Estimated tax effect of adjustments (3)	(14.0)	(11.6)	(6.7)	(10.6)	(7.6)	(11.3)	(13.0)
Discrete income tax (benefit)/expense items (4)	(2.8)	(0.1)	(3.9)	(0.1)	(3.3)	(2.8)	(8.3)
Tax law changes provision (5)	46.0	5.6	(9.1)	—	(6.8)	3.3	—
Adjusted net income (ANI) (6)	$60.7	$55.2	$90.0	$25.4	$65.4	$71.2	$102.9
Weighted average shares outstanding			133.2				145.3
Weighted average diluted shares outstanding			135.1				147.2
ANI per share:
ANI per basic share			$0.68				$0.71
ANI per diluted share			$0.67				$0.70
Earnings/(loss) per share:
Net earnings/(loss) per basic share			$0.62				$0.45
Net earnings/(loss) per diluted share			$0.61				$0.44

	Twelve months ended
	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Net earnings/(loss)	$83.6	$65.4	$136.3	$149.0	$137.4
Adjustments	149.4	165.9	99.7	103.0	127.5
Adjusted net income (ANI) (6)	$233.0	$231.3	$236.0	$252.0	$264.9
Weighted average shares outstanding	131.2				144.2
Weighted average diluted shares outstanding	133.2				146.0
ANI per share:
ANI per basic share	$1.78				$1.84
ANI per diluted share	$1.75				$1.81
Earnings/(loss) per share:
Net earnings/(loss) per basic share	$0.62				$0.92
Net earnings/(loss) per diluted share	$0.61				$0.90

* Refer to the Company's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.
(2) Foreign exchange gain of $0.5 million for the twelve months ended June 30, 2019 includes: (a) $5.4 million of unrealized losses related to foreign trade receivables and payables, (b) $3.4 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $17.9 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $21.5 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.
(3) The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.
(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(5) During fiscal 2018, we recorded a net tax charge of $42.5 million as a provisional estimate of the net accounting impact of the 2017 Tax Act. . In fiscal 2019, we completed our analysis, as permitted by Staff Accounting Bulletin No. 118, and recorded a reduction of $3.5 million.
(6) In its earnings releases for the quarters ended September 30, 2018, December 31, 2018, and March 31, 2019, the Company included an adjustment in the three months ended September 30, 2018 relating to a cumulative effect of change in accounting for ASC 606. The Company is no longer making this adjustment in its presentation of ANI.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30, 2019	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$345.4	$410.2
Trade receivables, net	716.4	555.8
Inventories	257.2	209.1
Prepaid expenses and other	76.8	65.2
Total current assets	1,395.8	1,240.3
Property, plant, and equipment, net	1,536.7	1,270.6
Other non-current assets, including intangible assets	3,251.5	2,020.2
Total assets	$6,184.0	$4,531.1

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$76.5	$71.9
Accounts payable	255.8	192.1
Other accrued liabilities	338.4	312.9
Total current liabilities	670.7	576.9
Long-term obligations, less current portion	2,882.8	2,649.4
Other non-current liabilities	342.3	218.1
Commitments and contingencies (1)	—	—
Redeemable preferred stock	606.6	—
Total shareholder's equity	1,681.6	1,086.7
Total liabilities and shareholder’s equity	$6,184.0	$4,531.1

(1) Please refer to note 16 of the consolidated financial statements within our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Twelve Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$247.7	$374.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(218.1)	(176.5)
Proceeds from sale of property and equipment	0.5	1.8
Proceeds from sale of subsidiaries	—	3.4
Payment for acquisitions, net of cash acquired	(1,291.0)	(748.0)
Payment made for investments	(1.8)	—
Net cash (used in) investing activities from continuing operations	(1,510.4)	(919.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(8.4)	(3.1)
Proceeds from borrowing, net	1,447.6	442.6
Payments related to long-term obligations	(1,290.3)	(18.9)
Call premium payments and financing fees paid	(24.7)	(15.6)
Proceeds from sale of common stock, net	445.5	277.8
Proceeds from sale of preferred stock, net	646.3	—
Cash paid, in lieu of equity, for tax withholding obligations	(14.6)	(13.7)
Net cash (used in)/provided by financing activities	1,201.4	669.1
Effect of foreign currency exchange on cash	(3.5)	(2.4)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(64.8)	121.9
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	410.2	288.3
CASH AND EQUIVALENTS AT END OF PERIOD	$345.4	$410.2